AGREEMENT

               THIS AGREEMENT (the "Agreement") is made as of the 3rd day of April, 1995, between Edison Brothers Stores, Inc., a

          Delaware corporation (the "Company") and Alan D. Miller

          ("Employee").

                                   WITNESSETH THAT:

               WHEREAS, should the Company receive a proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, the Company, the Board of

          Directors of the Company (the "Board") believes it imperative that the Company and Board be able to rely upon Employee to continue in his position with the Company, and that they be able to receive and rely upon his advice, if they request it, as to the best interests of the Company and its shareholders, without concern that he might be distracted or his advice affected by the personal uncertainties and risks created by such a proposal;

               NOW, THEREFORE, to assure the Company that it will have the continued dedication of Employee and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and Employee agree as follows:

               1.   Definitions.

                    (i)  "Change in Control" shall mean the occurrence of

          either of the following events:


                         (a)  at any time during any 24-month period, the

          membership of the Board of Directors of the Company is not at

          least two-thirds constituted by (1) individuals who were

          directors at the beginning of such period or (2) individuals whose election, or nomination for election by the Company's stockholders, to the Board during such period was approved by the vote of two-thirds of those directors then still in office who were directors at the beginning of such period; or

                         (b)  The Board determines in its sole and absolute

          discretion that there has been a change in control of the

          Company.

                    (ii)      "Good Reason," when used with reference to a

          voluntary termination by Employee of his employment with the

          Company, shall mean:

                         (a)  the assignment to Employee of any duties

          inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities or status with the Company immediately prior to a Change in Control,

          or any removal of Employee from or any failure to re-elect

          Employee to any positions or offices Employee held immediately prior to Change in Control, except in connection with the

          termination of Employee's employment by the Company for Cause or for Disability;

                         (b)  a reduction in Employee's base salary as in

          effect on the date hereof or as the same may be increased from time to time;


                         (c)  the mandatory transfer of Employee to another

          geographic location, except for required travel on the Company's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in

          Control;

                         (d)  the failure by the Company to continue in

          effect any employee benefit plan, program or arrangement in which

          Employee was participating immediately prior to a Change in

          Control (or plans, programs or arrangements providing Employee with substantially similar benefits), or the taking of any action by the Company which would adversely affect Employee's

          participation in, or materially reduce Employee's benefits under,

          any of such plans, programs or arrangements, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee was entitled immediately prior to a Change in Control;

                         (e)  the failure by the Company to obtain an

          assumption of the obligations of the Company to perform this

          Agreement by any successor to the Company; or

                         (f)  any purported termination of Employee's

          employment by the Company during the Contract Period which is not effected pursuant to the requirements of this Agreement.

                    (iii)     "Contract Period" shall mean the period

          commencing on the day immediately preceding a Change in Control and ending on the third anniversary of the Change in Control.

                    (iv)      "Disability" shall mean the inability of

          Employee to engage in any substantial gainful activity by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 52 weeks and which,

          in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

                    (v)       "Cause," when used in connection with the

          termination of Employee's employment by the Company, shall mean

          (a) the willful and continued failure by Employee substantially to perform his duties and obligations to the Company (other than any such failure resulting from his Disability) which failure continues after the Company has given notice thereof to Employee or (b) the willful engaging by Employee in any act of

          misconduct, dishonesty or moral turpitude of more than trifling significance.

                    (vi)      "Without Cause," when used in connection with

          the termination of Employee's employment by the Company, shall mean any termination of the employment of Employee by the Company which is not a termination of employment for Cause or for

          Disability.

                    (vii)     "Termination Date" shall mean the effective

          date as provided hereunder of the termination of Employee's employment.

               2.   Application of this Agreement.  This Agreement shall

          apply with respect to any termination of employment of Employee which occurs during the Contract Period.  It shall not apply to any termination of employment of Employee which occurs other than during the Contract Period.  Except as otherwise provided in

          Sections 5 and 8, this Agreement shall terminate automatically upon the death of Employee.

               3.   Termination of Employment of Employee By the Company

          During the Contract Period.

                    (i)       During the Contract Period, the Company shall

          have the right to terminate Employee's employment for Disability,

          for Cause or Without Cause upon following the procedures

          hereinafter specified.

                    (ii)      Termination of Employee's employment for

          Disability shall become effective upon the giving to Employee of a written notice of termination, specifying Disability as the basis for such termination.

                    (iii)     Employee's employment may be terminated for

          Cause at any time, effective upon the giving to Employee of a written notice of termination specifying in detail the

          particulars of the conduct of Employee deemed by the Company to justify such termination for Cause.

                    (iv)      Employee's employment may be terminated

          Without Cause at any time by vote of a majority of the whole

          Board.  Termination of Employee's employement Without Cause shall be effective upon the giving to Employee of a written notice of termination, specifying that such termination is Without Cause.

                    (v)       Upon a termination of Employee's employment

          for Cause or for Disability, Employee shall have no right to receive any compensation or benefits hereunder.  Upon a

          termination of Employee's employment Without Cause, Employee shall be entitled to receive the benefits provided in Section 5 hereof.

               4.   Termination of Employment By Employee During Contract

          Period.  During the Contract Period, Employee shall be entitled to terminate his employment with the Company and, if such

          termination is for Good Reason, to receive the benefits in Section

          5 hereof.  Employee shall give the Company notice of voluntary termination of employment, which notice need specify only

          Employee's desire to terminate his employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Employee to constitute

          Good Reason.  Any notice by Employee pursuant to this Section shall be effective five (5) business days after the date it is given by Employee.

               5.   Benefits Upon Termination in Certain Circumstances.

          Upon the termination of the employment of Employee by the Company pursuant to Section 3(iv) or by Employee for Good Reason pursuant to Section 4 hereof, Employee shall be entitled to receive the following benefits:

                    (i)       The Company shall pay to Employee on the

          Termination Date (a) the full base salary earned by him through the Termination Date and unpaid at the Termination Date, plus (b)

          credit for any vacation earned by him but not taken at the

          Termination Date, plus (c) all other amounts earned by Employee and unpaid at the Termination Date.

                    (ii)      The Company shall pay to Employee on the

          Termination Date a lump sum cash amount equal to the product of

          (1) Employee's monthly salary at the highest rate in effect during the twelve months immediately preceding the Termination

          Date multiplied by (2) the number of months remaining during the

          Contract Period, including partial months.

                    (iii)     The Company shall maintain in full force and

          effect for Employee's continued benefit until the earlier of (a)

          the end of the Contract Period or (b) Employee's commencement of full-time employment with a new employer, all life insurance,

          medical, health and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Termination Date, provided that Employee's continued

          participation is possible under the terms and provisions of such plans, programs or arrangements.  In the event that Employee's participation in any such plan, program or arrangement is barred by the terms thereof, the Company shall arrange to provide

          Employee with benefits substantially similar to those which

          Employee would otherwise be entitled to receive under such plans,

          programs or arrangements.

                    (iv)      The Company shall pay to Employee (or his

          beneficiary upon his death) the excess, if any, of (a) the benefit Employee (or his beneficiary, as the case may be) would have been entitled to receive under the Edison Brothers Stores

          Pension Plan and any supplemental pension plans or any successor or similar plans then in effect (collectively the "Plan") had he remained an employee of the Company until the earlier of the end of the Contract Period or his death at a salary at the highest rate of Employee's compensation in effect during the twelve months immediately preceding the Termination Date, over (b) the benefit actually payable to Employee (or his beneficiary, as the case may be) under the Plan.  Such excess benefit shall be determined, and payment thereof shall commence, in accordance with the provisions, rules and assumptions of the Plan but shall be actually paid from the general assets of the Company.

          Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other

          employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

               6.   Tax Indemnity.  If any payments, reimbursements or

          benefits payable by the Company to Employee pursuant to this

          Agreement or any other plan, agreement or arrangement of the

          Company are determined to be subject to an excise or similar tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as

          amended, or any successor or other comparable federal, state or local tax laws, the Company shall pay to Employee such additional sum as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional sum) to place Employee in the same after-tax position he would have been in had no such excise or similar purpose tax been paid or incurred.

               7.   Employee's Expenses.  All costs and expenses (including

          reasonable legal, accounting and other advisory fees) incurred by

          Employee to (a) defend the validity of this Agreement, (b)

          contest the termination of his employment by the Company or any determinations by the Company concerning the amounts payable by the Company under this Agreement or (c) otherwise obtain or enforce any right or benefit provided to Employee by this

          Agreement (including, without limitation, any right or benefit under this Section 7), shall be paid by the Company if Employee is the prevailing party.

               8.   Successors; Binding Agreement.

                    (i)  The Company will require any successor (whether

          direct or indirect, by purchase, merger, consolidation or

          otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  A copy of such assumption and agreement shall be delivered to

          Employee promptly after its execution by the successor.  Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this

          Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good

          Reason after a Change in Control.  For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.  As used in this

          Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8(i) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

                    (ii)      This Agreement is personal to Employee and

          Employee may not assign or transfer any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators,

          heirs, distributees, legatees or beneficiaries.

               9.   Modification; Waiver.  No provision of this Agreement

          may be modified, waived or discharged unless such waiver,

          modification or discharge is agreed to in a writing signed by

          Employee and by the Chairman of the Executive Committee of the

          Board of Directors of the Company or such other director or officer as may be specifically designated by the Board.

          Waiver by a party of any breach of any provision of this

          Agreement by the other party shall not be construed as or

          constitute a continuing waiver of such breach or a waiver of any other breach of that provision or any other provision of this

          Agreement.

               10.  Arbitration of Disputes.

                    (i)       Any disagreement, dispute, controversy or

          claim arising out of or relating to this Agreement shall be settled exclusively and finally by arbitration.

                    (ii)      The arbitration shall be conducted in

          accordance with the Commercial Arbitration Rules (the

          "Arbitration Rules") of the American Arbitration Association (the

          "AAA").

                    (iii)     The arbitral tribunal shall consist of one

          arbitrator.  The parties to the arbitration jointly shall

          directly appoint such arbitrator within 30 days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his principal place of business in the

          City or County of St. Louis, Missouri and (b) has had substantial experience in business transactions.  The Company shall pay all of the fees, if any, and expenses of such arbitrator.

                    (iv)      The arbitration shall be conducted in the

          City or County of St. Louis, Missouri or such other place in the

          United States of America as the parties to the dispute may designate by mutual written consent.

                    (v)       At any oral hearing of evidence in connection

          with the arbitration, each party thereto or its legal counsel shall have the right to examine such party's witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to

          cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary

          circumstances where the interests of justice require a different procedure.

                    (vi)      Any decision or award of the arbitral

          tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  Notwithstanding the

          foregoing, any determination by the arbitral tribunal that all or any part of this Agreement is invalid or unenforceable shall be appealable by the parties and subject to review in the manner ordinarily provided by law.  The parties hereto agree that the arbitral award may be enforced against the parties to the

          arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

                    (vii)     Nothing herein contained shall be deemed to

          give the arbitral tribunal any authority, power or right to amend, modify, add to or subtract from any of the provisions of this Agreement.

               11.  Notice.  All notices, requests, demands and other

          communications required or permitted to be given by either party to the other party to this Agreement (including, without

          limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate)

          shall be in writing and shall be deemed to have been duly given when delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, to the address of the other party, as follows:



                    If to the Company, to:
                    Edison Brothers Stores, Inc.
                    501 North Broadway
                    St. Louis, Missouri 63102
                    ATTENTION:  Board of Directors and Secretary


                    If to Employee, to:


                    Alan D. Miller
                    4 Deer Creek Woods
                    St. Louis, Missouri 63124


          Either party may change its address for purposes of this Section

          11 by giving fifteen (15) days' prior notice to the other party.

               12.  Severability.  If any provision of this Agreement or

          the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each

          provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

               13.  Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

               14.  Counterparts.  This agreement may be executed in

          several counterparts, each of which shall be deemed an original.

               15.  Governing Law.  This Agreement has been executed and

          delivered in the State of Missouri and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Missouri.

               16.  Payroll and Withholding Taxes.  All payments to be

          made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll-related or withholding taxes.

                17.  Entire Agreement.  This Agreement constitutes the

          entire agreement of the parties relating to the subject matter hereof and supersedes any prior oral or written agreements between the parties concerning the same subject matter, provided that this

          Agreement shall not limit or in any way affect any rights

          Employee may have under any employee benefit plan, program or arrangement sponsored or maintained by the Company (including,

          without limitation, any life insurance, medical or pension plans,

          programs and arrangements).

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                        EDISON BROTHERS STORES, INC.

                                        By /s/ Andrew E. Newman
                                               Co-Chairman of the Executive
                                               Committee of the Board of
                                               Directors


                                        By /s/ Alan D. Miller
                                               Employee